As filed with the Securities and Exchange Commission on May 13, 2025.

Registration No. 333-283689

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

AMENDMENT NO. 5
TO
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

____________________

ChampionsGate Acquisition Corporation
(Exact name of registrant as specified in its constitutional documents)

____________________

Not Applicable
(Translation of Registrant’s name into English)

Cayman Islands	6770	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

419 Webster Street
Monterey, CA 93940
(831)-204-7337
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________

Bala Padmakumar
Chief Executive Officer and Chairman
419 Webster Street
Monterey, CA 93940
(831)-204-7337
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________

Copies to:

Arila E. Zhou, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th Floor New York, NY 10017 Tel: (212) 451-2908	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, TX 77002 Tel: 713-651-2600

____________________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 5 to the Registration Statement on Form S-1 (File No. 333-283689) of ChampionsGate Acquisition Corporation is being filed solely to amend Item 16 of Part II thereof and to file certain exhibits thereto. This Amendment No. 5 does not modify any provision of the preliminary prospectus contained in Part I. Accordingly, the preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions) will be as follows:

Legal fees and expenses	$350,000
Nasdaq listing and filing fees	80,000
Printing and engraving expenses	30,000
Accounting fees and expenses	55,000
SEC/FINRA expenses	77,504
Reimbursement of Offering Expenses	125,000
Miscellaneous expenses	32,496
TOTAL	$750,000

Item 14. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association will provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

During the past three years, we sold the following ordinary shares without registration under the Securities Act:

•        On April 18, 2024, we issued 2,156,250 Class B ordinary shares, par value of $0.0001 each, to our sponsor for a purchase price of $25,000, or approximately $0.012 per share. On June 27, 2024, we issued 4,521,169 Class B ordinary shares, at par value, to the sponsor, for $452.12. In total, an aggregate 6,677,419 Class B ordinary shares were issued to the sponsor, at a per-share price of approximately $0.004 per share. On May 15, 2024, our sponsor entered into a securities transfer agreement, pursuant to which our sponsor transferred 100,000 insider shares and 60,000 insider shares to Bala Padmakumar and Evan M. Graj, respectively, in exchange for a total of $1,855.07. On February 25, 2025, the sponsor agreed to transfer all the insider shares it held to St Sponsor Investment LLC (the “Sponsor HoldCo”) as capital contribution, in exchange for the issuance of 100 membership interests to the sponsor and for the admission of the sponsor as the sole member of the Sponsor HoldCo. In addition, Mr. Tan was appointed as the manager of the Sponsor HoldCo. In addition, our Sponsor HoldCo has agreed to transfer 20,000 insider shares to each of William W. Snyder, David Mao and Robert H. Grigsby, aggregating 60,000 insider shares, immediately prior to the closing of this offering. We refer to these ordinary shares throughout this prospectus as the “insider shares.” The insider shares held by our insiders include an aggregate of up to 283,064 shares subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that our insiders will collectively own 22.5% of our issued and outstanding shares after this offering (without given effect to the sale of the private units and representative shares, and the issuance of the representative shares and assuming our insiders do not purchase units in this offering). None of our insiders has indicated any intention to purchase units in this offering.

•        In addition, our sponsor, has committed to purchase from us an aggregate of 215,375 private units at $10.00 per private unit (for a total purchase price of $2,153,750). The sale of the private units will take place on a private placement basis simultaneously with the consummation of this offering. All of the proceeds we receive from the private placement will be placed in the Trust Account. Our sponsor has also agreed that if the over-allotment option is exercised by the underwriters, it will purchase from us at a price of $10.00 per private unit an additional number of private units (up to a maximum of 14,625 private units) pro rata with the amount of the over-allotment option exercised so that at least $10.00 per share sold to the public in this offering is held in trust regardless of whether the over-allotment option is exercised in full or part. These additional private units will be purchased in a private placement that will occur simultaneously with the purchase of units resulting from the exercise of the over-allotment option. The proceeds from the private placement of the private units will be added to the proceeds of this offering and placed in an account in the United States maintained by Continental Stock Transfer & Trust Company, as trustee.

No underwriting discounts or commissions were paid with respect to such sales.

Item 16. Exhibits and Financial Statement Schedules.

(a)     The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.1+	Form of Underwriting Agreement.
3.1+	Memorandum and Articles of Association.
3.2+	Amended and Restated memorandum and articles of association.
3.3+	Form of Second amended and restated memorandum and articles of association.
4.1+	Specimen Unit Certificate.
4.2+	Specimen Class A Ordinary Share Certificate.
4.3+	Specimen Rights Certificate.
4.4+	Form of Rights Agreement between Continental Stock Transfer & Trust Company and the Registrant
5.1*	Opinion of Harney Westwood & Riegels.
5.2+	Opinion of Robinson & Cole LLP.
10.1+	Form of Letter Agreement among the Registrant, Underwriters and the Company’s officers, directors and Sponsor HoldCo.
10.2+	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.
10.3+	Form of Registration Rights Agreement among the Registrant and the Insiders.
10.4+	Form of Subscription Agreement for the Private Units by and between the Registrant and the Sponsor HoldCo.
10.5+	Subscription Agreement by and among the Registrant and the sponsor, dated as of April 18, 2024.
10.6+	Promissory Note, issued to the sponsor, dated as of April 18, 2024.
10.7+	Offer Letter, between the Registrant and the CEO, dated as of May 21, 2024, as amended on May 11, 2025.
10.8+	Offer Letter, between the Registrant and the CFO, dated as of May 21, 2024, as amended on May 11, 2025.
10.9+	Securities Transfer Agreement, by and among the Registrant, the sponsor, the CEO and the CFO, dated as of May 15, 2024.
10.10+	Form of Securities Transfer Agreement, to be entered between the Registrant, the Sponsor HoldCo and the independent directors.
10.11+	Form of Indemnity Agreement.
14+	Form of Code of Ethics.
23.1+	Consent of UHY LLP.
23.2*	Form of Consent of Harney Westwood & Riegels (included in Exhibit 5.1).
23.3+	Form of Consent of Robinson & Cole LLP (included in Exhibit 5.2).
24+	Power of Attorney (included on signature page).
99.1+	Form of Audit Committee Charter.
99.2+	Form of Compensation Committee Charter.
99.3+	Consent of William W. Snyder.
99.4+	Consent of David Mao.
99.5+	Consent of Robert Grigsby.
107+	Registration Fee Table.

____________

+        Filed previously.

*        Filed herewith.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That for the purpose of determining any liability under the Securities Act of 1933 in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.       Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.      Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Monterey, California, on the 13th day of May, 2025.

CHAMPIONSGATE ACQUISITION CORPORATION
By:	/s/ Bala Padmakumar
Name:	Bala Padmakumar
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Bala Padmakumar	Chief Executive Officer, Chairman and Director	May 13, 2025
Bala Padmakumar	(Principal executive officer)
/s/ Evan Graj	Chief Financial Officer and Director	May 13, 2025
Evan M. Graj	(Principal financial and accounting officer)